Exhibit 99.1

Press Release

Contact:

Bill Slater

Chief Financial Officer

(408) 428-7801

bslater@symmetricom.com

Symmetricom Receives Nasdaq Notice

Regarding Delayed Filing of Form 10-Q

SAN JOSE, Calif.—Feb. 22, 2008—Symmetricom, Inc. (Nasdaq:SYMM) today announced that it intends to request a hearing before the Nasdaq Listing Qualifications Panel in response to the receipt of a Nasdaq Staff Determination notice on February 15, 2008, stating that the company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14). The letter, which was expected, was issued in accordance with Nasdaq procedures because the company has not timely filed its Quarterly Report on Form 10-Q for the period ended December 30, 2007. Pending a decision by the hearing panel, Symmetricom’s common stock will remain listed on The Nasdaq Global Market.  However, there can be no assurance that the hearing panel will grant the Company’s appeal and request for continued listing.

As previously disclosed, Symmetricom failed to timely file its Form 10-Q for the period ended December 30, 2007 because its Audit Committee is currently in the process of investigating and resolving certain accounting issues relating to the company’s raw material inventory accrual account during the period commencing from its fiscal year ended June 30, 1999 through its fiscal year ended June 30, 2006. Activity in this account for subsequent periods is also under review.  At this time, the company cannot estimate the amounts at issue.

Safe Harbor

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections. These forward-looking statements include statements concerning Symmetricom’s plans to request a hearing before a Nasdaq Listing Qualifications Panel and accounting issues relating to the company’s raw material inventory accrual account during the period commencing from its fiscal year ended June 30, 1999 through its fiscal year ended June 30, 2006. There can be no assurance concerning the outcomes of the hearing request or resolution of these accounting issues. Forward-looking statements are made as of the date of this press release and, except as required by law, Symmetricom does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Symmetricom, Inc.

As a worldwide leader in precise time and frequency products and services, Symmetricom provides “Perfect Timing” to customers around the world. Since 1985, the company’s solutions have helped define the world’s time and frequency standards, delivering precision, reliability and efficiency to wireline and wireless networks, instrumentation and testing applications and network time management. Deployed in more than 90 countries, the company’s synchronization solutions include primary reference sources, building integrated timing supplies (BITS), GPS timing receivers, time and frequency distribution systems, network time servers and ruggedized oscillators. Symmetricom also incorporates technologies including Universal Timing Interface (UTI), Network Time Protocol (NTP), Precision Time Protocol (IEEE 1588) and others supporting the world’s migration to Next-Generation-Networks (NGN). Symmetricom is based in San Jose, Calif., with offices worldwide. For more information, visit www.symmetricom.com.

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